EXHIBIT 99.1

Frequency Electronics, Inc. Announces Fiscal Year 2011 Results

MITCHEL FIELD, N.Y., July 13, 2011 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues for fiscal year 2011, which ended April 30, 2011, of $53.2 million compared to $49.4 million in fiscal 2010. This 8% year-over-year increase reflects the initial impact of recent new orders for commercial and U.S. government satellite payloads.

Net income for fiscal 2011, after reversing $3.7 million of deferred tax asset valuation allowance in the fourth quarter, was $6.0 million, or $0.72 per diluted share, compared to net income of $2.7 million, or $0.33 per diluted share, in fiscal 2010. Fiscal 2010 results include a net $1.5 million tax benefit after giving effect to a $2.0 million tax refund.

The Company's operating income for fiscal 2011 was $3.5 million compared to $1.8 million in fiscal 2010.

For the fourth quarter of fiscal 2011, revenues were $15.9 million, operating income was $1.1 million and net income was $4.7 million or $0.55 per diluted share, after reversing the deferred tax asset valuation allowance. In the same period of last year, revenues were $13.1 million, operating income was $536,000 and net income was $175,000 or $0.02 per diluted share.

Chairman of the Board General Joseph Franklin issued the following statement: "In fiscal 2011 Frequency Electronics:

  Increased revenues to $53.2 million.
  Increased operating income to $3.5 million.
  Reached a record high backlog of $70.8 million.

The outlook for Frequency Electronics continues to be extremely positive. We anticipate continued high levels of funding on our major DOD contracts because they support mission-critical programs. For fiscal 2012, we expect strong revenue growth and increasing profitability."

Reversal of Deferred Tax Valuation Allowance

The Company reviewed all available evidence as described in Accounting Standards Codification 740. Frequency has demonstrated profitable performance for fiscal years 2011 and 2010 and, when coupled with the substantial new contracts for satellite payloads which have doubled the Company's backlog, management expects continuing profitable operations in fiscal year 2012 and beyond. Based on this assessment, Frequency's management believes it is more likely than not that it will be able to realize the tax benefits from the future deductibility of many items included in its deferred tax assets. Therefore, during the fiscal fourth quarter, the Company reversed $3.7 million of an $8.2 million valuation allowance against its deferred tax assets, resulting in a net income tax benefit of $3.6 million in the fourth quarter and $2.4 million for fiscal year 2011.

Reports on the Company's major business areas:

-- Satellite Payloads: Revenues from space programs, the Company's fastest growing business area, were approximately 33% of consolidated revenues. The revenue mix began to change in the fourth quarter as commercial satellite revenues rose to 25% of total satellite payload sales compared to less than 15% in recent years. With new contract awards, satellite payloads are expected to be the Company's dominant business area in fiscal year 2012.

-- U.S. Government/DOD non-satellite programs: Fiscal year 2011 revenues from this business area increased by 6% compared to fiscal 2010 and comprised more than 25% of total revenues. Advanced development work continued on multiple essential DOD programs that have been awarded to the Company for secure communications, high resolution radar, smart munitions and electronic intelligence.

-- Network infrastructure: Revenues from this business area increased approximately 4% year-over-year and represented less than 30% of consolidated revenues for fiscal 2011, comparable to the prior year. Late in fiscal year 2011, wireless infrastructure product revenues increased as wireless operators sought to extend the life of their installed infrastructure and respond to ever increasing demands for bandwidth.

Reporting segments:

Reported segment revenues (in thousands):
	Year ended April 30		3 months ended April 30
	2011	2010	2011	2010
FEI-NY	$33,204	$29,206	$10,124	$7,874
Gillam-FEI	13,165	13,092	4,375	4,280
FEI-Zyfer	10,737	11,430	2,917	2,688
less intersegment revenues	(3,883)	(4,312)	(1,480)	(1,786)
Consolidated revenues	$53,223	$49,416	$15,936	$13,056

-- FEI-NY The FEI-NY segment includes revenues from satellite payloads, wireless telecommunications and U.S. Government/DOD non-space programs.

-- Gillam-FEI The Gillam-FEI segment includes revenues primarily from wireline telecommunications infrastructure and from other network management products

-- FEI-Zyfer The majority of FEI-Zyfer's sales are derived from U.S. Government/DOD programs and a family of commercial wireless products as well as sales and support of the US5G synchronization systems.

Chief Financial Officer Alan Miller stated: "Gross margins in fiscal 2011 continued to improve over fiscal 2010, increasing from 36% to 37.5%. More importantly, higher revenues and improved gross margins enabled operating profit to double to $3.5 million. As we predicted, operating costs grew more slowly than revenues. With revenues increasing in future periods, our potential operating leverage can generate much higher profits."

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Wednesday, July 13, 2011, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through August 13, 2011. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Passcodes (both are required for playback): Account: 286, Conference ID: 375753.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in commercial, government and military systems, including satellite payloads, missiles, UAVs, aircraft, GPS, secure radios, SCADA, energy exploration and wireline and wireless communication networks. Frequency has received over 60 awards of excellence for achievements in providing high performance electronic assemblies for over 120 space programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets. Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities in a high growth market. Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components. Elcom Technologies provides added resources for state-of-the-art RF microwave products. Additional information is available on the Company's website: www.frequencyelectronics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Consolidated Condensed Summary of Operations Data

	Quarter Ended April 30,		Year Ended April 30,
	2011	2010	2011	2010
	(unaudited)		(audited)
	(in thousands except per share data)
Net Revenues	$15,936	$13,056	$53,223	$49,416
Cost of Revenues	10,365	8,451	33,254	31,694
Gross Margin	5,571	4,605	19,969	17,722

Selling and Administrative	3,018	2,673	11,398	10,621
Research and Development	1,459	1,396	5,081	5,350
Operating Income	1,094	536	3,490	1,751
Interest and Other, Net	(2)	89	105	(522)
Income before Income Taxes	1,092	625	3,595	1,229
Income Tax (Benefit) Provision	(3,580)	450	(2,420)	(1,520)
Net Income	$4,672	$175	$6,015	$2,749

Net Income per Share:
Basic	$0.56	$0.02	$0.73	$0.34
Diluted	$0.55	$0.02	$0.72	$0.33
Average Shares Outstanding
Basic	8,288,282	8,197,557	8,258,989	8,181,867
Diluted	8,475,096	8,250,083	8,363,023	8,211,878

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	April 30, 2011	April 30, 2010
	(in thousands)
ASSETS
Cash & Marketable Securities	$20,632	$20,372
Accounts Receivable	11,663	10,504
Costs and Estimated Earnings in Excess of Billings, net	2,409	1,667
Inventories	28,172	26,975
Other Current Assets	4,604	1,122
Property, Plant & Equipment	7,163	7,015
Other Assets	14,932	13,765
	$89,575	$81,420

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$7,386	$7,308
Long-term Obligations and Other	10,910	10,729
Stockholders' Equity	71,279	63,383
	$89,575	$81,420
CONTACT: Alan Miller, CFO, or General Joseph P. Franklin, Chairman:
         TELEPHONE: (516) 794-4500
         WEBSITE: www.frequencyelectronics.com